Exhibit 5.1
[BAKER BOTTS L.L.P. LETTERHEAD]
August 6, 2008
Discovery Communications, Inc.
12300 Liberty Boulevard
Englewood, CO 80112
Ladies and Gentlemen:
     As counsel for Discovery Communications, Inc., a Delaware corporation (the “Company”), we have examined and are familiar with the Registration Statement on Form S-4 (the “Registration Statement”), filed by the Company on the date hereof with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), 134,604,693 shares (the “Series A Shares”) of the Company’s Series A common stock, par value $.01 per share (the “Series A Common Stock”), 7,433,111 shares (the “Series B Shares”) of the Company’s Series B common stock, par value $.01 per share (the “Series B Common Stock”), and 142,037,803 shares (the “Series C Shares” and together with the Series A Shares and the Series B Shares, the “Shares”) of the Company’s Series C common stock, par value $.01 per share (the “Series C Common Stock” and together with the Series A Common Stock and the Series B Common Stock, the “Common Stock”), to be issued by the Company in the merger (the “Merger”) of a wholly-owned subsidiary of the Company with and into Discovery Holding Company (“DHC”). The Company has entered into a Transaction Agreement, dated as of June 4, 2008 (the “Transaction Agreement”), with DHC, Advance/Newhouse Programming Partnership and the other parties named therein, which provides for, among other things, the Merger. In the Merger, each share of DHC Series A common stock, par value $.01 per share, will be converted into 0.50 of a share of Series A Common Stock and 0.50 of a share of Series C Common Stock, and each share of DHC Series B common stock, par value $.01 per share, will be converted into 0.50 of a share of Series B Common Stock and 0.50 of a share of Series C Common Stock. As a result of the Merger, the Company, which is currently a wholly-owned subsidiary of DHC, will become the new publicly traded parent company of DHC.
     In connection with the closing of the Merger, the Company will file an amended and restated certificate of incorporation (the “Amended Charter”), which will set forth the terms of the Common Stock. The terms and conditions of the transactions contemplated by the Transaction, including the Merger, and the Common Stock are described in the proxy statement/prospectus which forms a part of the Registration Statement to which this opinion is an exhibit.
     In connection with rendering our opinion, we have examined, among other things, originals, certified copies or copies otherwise identified to us as being copies of originals, of (i)

the form of the Company’s Amended Charter to be in effect upon closing of the Merger; (ii) the form of the Bylaws of the Company to be in effect upon closing of the Merger; (iii) the form of stock certificates representing the Series A Common Stock, the Series B Common Stock and the Series C Common Stock included as Exhibits 4.1, 4.2 and 4.3 to the Registration Statement, respectively; (iv) records of proceedings of the boards of directors of DHC and New Discovery; and (v) such other documents, records and certificates of public officials as we deemed necessary or appropriate for the purpose of rendering this opinion. In rendering this opinion, we have relied, to the extent we deem such reliance appropriate, on certificates of officers of DHC and New Discovery as to factual matters regarding DHC and New Discovery that were not readily ascertainable by us. We have assumed the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies.
     On the basis of such examination and review, we advise you that, in our opinion, upon the issuance and delivery of the Shares in accordance with the terms of the Merger (as contemplated by the Transaction Agreement and the exhibits thereto), the Shares will be duly authorized, fully paid, validly issued and non-assessable.
     This opinion is limited to the corporate laws of the state of Delaware, and the laws of the United States of America. We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the heading “Additional Information —Legal Matters” in the Registration Statement. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours, /s/ Baker Botts L.L.P.